UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

On May 10, 2023, ETFS Capital issued the following press release:

ETFS CAPITAL HIGHLIGHTS ITS CRITICAL ROLE IN UNLOCKING VALUE FOR FELLOW WISDOMTREE STOCKHOLDERS

ETFS Capital Agreeing to Cancel the Company’s Gold Payment Obligations at a $65 Million Discount to the 2022 Valuation is an Accretive Benefit for All WisdomTree Stockholders

ETFS Capital Reminds WisdomTree Board that the One-Time Impact of Settling the Gold Payable is No Substitute for their Apparent Failure to Implement Operational Improvements to Achieve Revenue and Margin Growth

Strongly Believes The WisdomTree Board Needs Real Change and Nominees who will Bring ETF Expertise, Management Oversight and Fresh Perspective

ETFS Capital Urges WisdomTree Stockholders to Vote FOR All Three ETFS Capital Nominees on the GOLD Proxy Card Today

NEW YORK, May 10, 2023 – ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, announced today that it was pleased to have agreed, on terms which will benefit all WisdomTree stockholders, to the cancellation of the obligation of WisdomTree to make ongoing gold payments for consideration of only $135 million, which compares to the $200 million value WisdomTree placed on those obligations in its 2022 accounts.

The consideration represents a $65 million discount to the $200 million present value of the gold payment obligations as of December 31, 2022, as determined by WisdomTree1. Based on the Company’s disclosures, this transaction should eliminate this liability on the Company’s balance sheet, expand operating margins, and improve its earnings per share2.

“By agreeing to resolve this obligation at a discount to the Company’s own present value determination, ETFS Capital believes it will unlock immediate value for all WisdomTree stockholders. We have once again demonstrated that we will put the best interests of our fellow stockholders ahead of our own private interests,” said Graham Tuckwell, Executive Chairman of ETFS Capital.

“While resolving this matter is a positive development for stockholders, it does not absolve WisdomTree’s board of directors and management team from its abject failure to translate record AUM into revenue growth and operating margins, through real improvements in the operation of the business. As the largest stockholder of WisdomTree, we are seeking to bring real change to the board of directors and elect nominees who will contribute desperately needed ETF expertise, management oversight, and fresh perspective,” continued Mr. Tuckwell.

1 Note 10 consolidated financials: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000880631/000119312523054126/d426509d10k.htm#rom426509_24

2 https://www.sec.gov/Archives/edgar/data/880631/000119312523124384/d487160d8k.htm

A copy of ETFS Capital’s letter to stockholders, definitive proxy statement, and information on how to vote for ETFS Capital’s three director candidates on the GOLD proxy card or GOLD voting instruction form, are available at www.WiseUpWT.com

Stockholders who have questions, require assistance in voting their GOLD universal proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Okapi Partners at (877) 629-6356 or info@okapipartners.com.

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

ETFS Capital:

Martyn James

+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

Okapi Partners:

Bruce Goldfarb / Chuck Garske
(212) 297-0720 or (877) 629-6356
info@okapipartners.com

Media Contact:

Dan Gagnier / Riyaz Lalani

+1-646-569-5897

ETFS@gagnierfc.com